Exhibit 99.1

News Release
L.B. FOSTER REPORTS FOURTH QUARTER AND FULL YEAR 2018 OPERATING RESULTS
PITTSBURGH, PA, March 18, 2019 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its fourth quarter and full year 2018 operating results, which included the following performance highlights:

Fourth Quarter
•Net loss of $41.2 million, or $3.97 loss per diluted share, reflecting the settlement of the concrete tie warranty claim with Union Pacific Railroad (“UPRR”), as discussed below.
•Adjusted net income1 of $2.2 million, or $0.21 income per adjusted diluted share1, excluding the effect of the UPRR settlement.
•Results include $43.4 million expense recognized as a result of the settlement of the concrete tie warranty claim with UPRR.
•New orders increased by 20.2% from the prior year quarter.
•Sales increased by 16.4% from the prior year quarter to $164.5 million.
•Fourth quarter gross profit increased by $2.4 million, or 8.6%, over the prior year quarter.
•Adjusted EBITDA1 for the fourth quarter, excluding the effect of the UPRR settlement, increased 6.8% over the prior year quarter.
Full Year
•Net loss of $31.2 million, or $3.01 loss per diluted share, reflecting the settlement of the UPRR matter.
•Adjusted net income1 of $12.2 million, or $1.17 income per adjusted diluted share1, excluding the effect of the UPRR settlement.
•Results include $43.4 million expense recognized as a result of the settlement of the concrete tie warranty claim with UPRR.
•New orders for 2018 increased 24.6% from the prior year.
•Sales increased by 16.9% to $627.0 million compared to the prior year.
•2018 gross profit of $117.2 million increased $11.9 million, or 11.3%, compared to 2017.
•Backlog increased by 32.1% from the prior year to $220.4 million.
•Net cash provided by operating activities for 2018 totaled $26.0 million.
•Reduction in outstanding debt of $55.0 million, or a 42.3% decline from the end of the prior year.
•Adjusted EBITDA1, excluding the effect of the UPRR settlement, was $41.4 million, an increase of 9.2% compared to the prior year.

Concrete Tie Warranty Claim
As previously disclosed on Form 8-K dated March 14, 2019, the Company and its subsidiary, CXT Incorporated (“CXT”) entered into a Settlement Agreement (the “Settlement Agreement”) with UPRR on March 13, 2019 to resolve the pending litigation in the matter of Union Pacific Railroad Company v. L.B. Foster Company and CXT Incorporated, Case No. CI 15-564, in the District Court for Douglas County, Nebraska related to warranty claims against the Company and CXT's manufactured pre-stressed concrete ties. The material terms of the Settlement Agreement are described in the Form 8-K and provide for the restoration of the business relationship, a mutual release of all claims and liability regarding or relating to all CXT pre-stressed concrete railroad ties with no admission of liability, and dismissal of the litigation with prejudice. Prior to the effects of the Settlement Agreement, the Company had previously accrued $6.6 million for concrete tie warranty replacements. Therefore, the Company recognized $43.4 million in expense for the year ended December 31, 2018 for the remaining amount per the Settlement Agreement.

1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, adjusted net income, adjusted earnings per share, and related reconciliations to the comparable GAAP financial measures.

Change in Accounting Policy
During the fourth quarter of 2018, the Company changed its method of accounting for certain inventory in the United States from the last-in, first-out (“LIFO”) method to the average cost method. All prior periods presented herein have been retrospectively adjusted to apply the new method of accounting.

Fourth Quarter Results
•Fourth quarter net sales of $164.5 million increased by $23.2 million, or 16.4%, compared to the prior year quarter due to the following increases in each of the three segments: Rail Products and Services (“Rail”) sales increased by 18.7%, Construction Products (“Construction”) sales increased by 15.3%, and Tubular and Energy Services (“Tubular”) sales increased by 13.1%.

•Fourth quarter new orders were $138.7 million, a 20.2% increase from the prior year quarter, due to 42.2% and 29.4% increases in Rail and Tubular, respectively. This was partially offset by a 23.4% reduction in Construction.

•Gross profit was $30.6 million for the fourth quarter of 2018, a $2.4 million increase over the prior year quarter. The growth was attributable to gains in Rail, which increased by $3.9 million compared to the prior year quarter. This was partially offset by a reduction of $1.3 million Construction.

•During the fourth quarter of 2018, the Company recorded a settlement expense of $43.4 million related to the UPRR concrete tie matter.

•Net loss for the fourth quarter of 2018 was $41.2 million, or $3.97 loss per diluted share, compared to net income of $0.1 million, or $0.01 income per diluted share, last year. Fourth quarter 2018 adjusted net income1, excluding the effect of the UPRR concrete tie matter, was $2.2 million, or $0.21 income per adjusted diluted share1.

•Fourth quarter adjusted EBITDA1 was $11.4 million compared to $10.6 million in the fourth quarter of 2017.

•Selling and administrative expenses in the fourth quarter increased by $1.7 million, or 8.3%, as compared to the fourth quarter of 2017. The increase was primarily the result of increased insurance reserves of $1.1 million and personnel-related costs of $0.8 million. Selling and administrative expenses were reduced 100 basis points to 13.5% of net sales compared to the prior year.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company has reached a settlement with Union Pacific for warranty claims related to previously manufactured concrete ties at our Grand Island, Nebraska facility. I am pleased that we found a way to settle this dispute that restores the commercial relationship between our two companies. Our Board of Directors and management of the Company believe that this settlement agreement is in the best long-term interest of our shareholders, particularly since it includes the restoration of our commercial relationship with Union Pacific along with resolving all past and future claims regarding concrete ties. The entire L.B. Foster team is looking forward to conducting business with Union Pacific once again.

“The Company's success in key markets coupled with actions to improve efficiency in 2018 resulted in another year of improvement in underlying profit and strengthening of our balance sheet. Sales growth of 16.4% in the fourth quarter helped drive a gross profit increase of 8.6% and an adjusted EBITDA increase of 6.8% in the quarter over the prior year. This helped us complete a year with 16.9% sales growth, and a 9.2% increase in adjusted EBITDA to $41.4 million. New orders grew in each of our three reporting segments resulting in record levels for new orders and backlog, and a backlog increase of 32.1% over the prior year.

“All three reporting segments combined to drive operating cash flow for the year of $26.0 million. The focus on working capital efficiency was instrumental as minimal increase in working capital was needed to fund $90.6 million in sales growth. These results helped strengthen our balance sheet, reducing debt by $55.0 million and exceeding our target of reducing net debt to below $65.0 million. The Company’s Net Debt to adjusted EBITDA ratio ended the year at 1.6x.”

Mr. Bauer added, “Throughout the year we capitalized on growth opportunities winning a number of new transit rail projects, expanding our rail services footprint in the U.S. and Europe, and successfully completing numerous projects that will support midstream pipeline growth needed for U.S. oil and gas transport. We are continuing to invest in expanding our service and solutions offerings in the more attractive segments we serve. Coupled with our modernization programs, these efforts are a key component of our value creation strategy.”

Full Year Results
•Net sales for 2018 of $627.0 million increased by $90.6 million, or 16.9%, compared to the prior year period. This was supported by a 25.6% increase in Tubular and a 24.8% increase in Rail. The increase was partially offset by a reduction of 1.9% in Construction sales.

•New orders were $688.2 million for 2018, a 24.6% increase from the prior year period, due to a 33.7% increase in Rail, a 17.8% increase in Construction, and a 14.7% increase in Tubular orders. The growth in order activity led to an ending backlog as of December 31, 2018 of $220.4 million, a 32.1% increase over the prior year. Both new orders and backlog were at record levels exiting 2018.

•Gross profit increased over the prior year by $11.9 million to $117.2 million for the year ended 2018. The growth was attributable to Rail and Tubular segments which increased by $10.1 million and $9.2 million, respectively. The increase was partially offset by a reduction of $7.4 million in our Construction segment when compared to the prior year.

•The Company recorded a settlement expense of $43.4 million related to the UPRR concrete tie matter for the year ended December 31, 2018.

•Net loss for 2018 was $31.2 million, or $3.01 loss per diluted share, compared to net income of $5.4 million, or $0.51 income per diluted share, last year. 2018 adjusted net income1 was $12,232, or $1.17 income per adjusted diluted share1 excluding the effect of the UPRR concrete tie matter.

•Adjusted EBITDA1 for the year ended December 31, 2018 was $41.4 million compared to $38.0 million in 2017, an increase of 9.2%.

•Selling and administrative expense increased by $7.2 million, or 8.9%, compared to the prior year. The increase was primarily comprised of increased personnel-related costs of $3.4 million, increased litigation costs related to the Union Pacific Railroad matter of $2.5 million, and increased insurance reserves of $1.1 million. The total 2018 litigation costs related to the UPRR matter were $4.8 million. In 2018, selling and administrative expense was reduced by 100 basis points to 14.0% of net sales compared to the prior year.

•Interest expense, net of interest income, was $6.2 million in 2018, compared to $8.1 million in the prior year period. The decrease was primarily attributable to the reduced debt balance as well as the Company entering the lowest tier within the interest rate spread per the credit agreement.

•Net cash provided by operating activities for the year ended December 31, 2018 totaled $26.0 million compared to $39.4 million in the prior year period, a $13.4 million decline. This decrease was primarily related to a tax refund of $11.8 million during 2017 that did not reoccur in 2018.

•Total debt was reduced by $55.0 million, or 42.3%, to $75.0 million as of December 31, 2018, compared to total debt as of December 31, 2017. The $31.5 million repatriation of international cash during 2018 as well as operating and investing cash flow activities contributed to the debt balance reduction.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter and year end 2018 operating results on Monday, March 18, 2019 at 9:00 AM ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13688399.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.
This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of a new credit agreement and reforms regarding use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts, including as a result of any interpretations, regulatory actions, and amendments to the Tax Cuts and Jobs Act (the “Tax Act”); foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union and the possibility of a ”no-deal Brexit”; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K and our other periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017*	2018	2017*
	Unaudited		Unaudited
Sales of goods	$123,989	$113,404	$463,165	$431,818
Sales of services	40,542	27,919	163,804	104,559
Total net sales	164,531	141,323	626,969	536,377
Cost of goods sold	100,917	90,557	380,395	344,976
Cost of services sold	33,013	22,591	129,415	86,140
Total cost of sales	133,930	113,148	509,810	431,116
Gross profit	30,601	28,175	117,159	105,261
Selling and administrative expenses	22,191	20,498	87,679	80,521
Amortization expense	1,776	1,774	7,098	6,992
Concrete Tie Settlement expense	43,400	—	43,400	—
Interest expense - net	1,341	1,921	6,154	8,070
Other (income) expense	(141)	186	(461)	(373)
Total expenses	68,567	24,379	143,870	95,210
(Loss) income before income taxes	(37,966)	3,796	(26,711)	10,051
Income tax expense	3,186	3,718	4,457	4,690
Net (loss) income	$(41,152)	$78	$(31,168)	$5,361
Basic (loss) earnings per common share	$(3.97)	$0.01	$(3.01)	$0.52
Diluted (loss) earnings per common share	$(3.97)	$0.01	$(3.01)	$0.51
Average number of common shares outstanding — Basic	10,366	10,341	10,362	10,334
Average number of common shares outstanding — Diluted	10,366	10,563	10,362	10,483

* The amounts for the three and twelve months ended December 31, 2017 have been adjusted to reflect the change in inventory accounting method discussed below in Change in Accounting Policy.

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2018	December 31, 2017*
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$10,282	$37,678
Accounts receivable - net	86,123	76,582
Inventories - net	124,504	102,730
Prepaid income tax	437	188
Other current assets	5,326	9,120
Total current assets	226,672	226,298
Property, plant, and equipment - net	86,857	96,096
Other assets:
Goodwill	19,258	19,785
Other intangibles - net	49,836	57,440
Other assets	626	2,124
Total assets	$383,249	$401,743
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$78,269	$52,404
Deferred revenue	6,619	10,136
Accrued payroll and employee benefits	12,993	11,888
Accrued warranty	2,057	8,682
Current portion of accrued settlement	10,000	—
Current maturities of long-term debt	629	656
Other accrued liabilities	13,624	9,764
Total current liabilities	124,191	93,530
Long-term debt	74,353	129,310
Deferred tax liabilities	5,287	6,914
Long-term portion of accrued settlement	40,000	—
Other long-term liabilities	17,299	17,493
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	48,040	45,017
Retained earnings	114,324	145,797
Treasury stock	(18,165)	(18,662)
Accumulated other comprehensive loss	(22,191)	(17,767)
Total stockholders' equity	122,119	154,496
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$383,249	$401,743

* The amounts as of December 31, 2017 have been adjusted to reflect the change in inventory accounting method discussed below in Change in Accounting Policy.

Change in Accounting Policy

During the fourth quarter of 2018, the Company changed its method of accounting for certain inventory in the United States from the LIFO method to the average cost method. The average cost method of accounting for inventory is preferable because it conforms substantially all of the Company's inventory to a single method of accounting and average cost provides a more accurate reflection of assets and liabilities, better matching of costs with revenues, and increases comparability to our peers. As a result of the retrospective application of this change in accounting method, the following financial statement line items within the accompanying financial statements were adjusted, as follows (in thousands, unaudited):

	Three Months Ended December 31, 2017
	As originally reported under LIFO	Effect of change	As adjusted under average cost
Consolidated Statements of Operations
Cost of goods sold	$113,424	$(276)	$113,148
Income before income taxes	3,520	276	3,796
Income tax expense	3,231	487	3,718
Net income (loss)	$289	$(211)	$78
Basic earnings (loss) per common share	$0.03	$(0.02)	$0.01
Diluted earnings (loss) per common share	$0.03	$(0.02)	$0.01

	Year Ended December 31, 2017
	As originally reported under LIFO	Effect of change	As reported under average cost
Consolidated Statements of Operations
Total cost of sales	$433,125	$(2,009)	$431,116
Income before income taxes	8,042	2,009	10,051
Income tax expense	3,929	761	4,690
Net income	$4,113	$1,248	$5,361
Basic earnings per common share	$0.40	$0.12	$0.52
Diluted earnings per common share	$0.39	$0.12	$0.51

	December 31, 2017
	As originally reported under LIFO	Effect of change	As reported under average cost
Consolidated Balance Sheets
Inventories - net	$97,543	$5,187	$102,730
Deferred tax liabilities	9,744	(2,830)	6,914
Retained earnings	$137,780	$8,017	$145,797

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Additionally, adjusted EBITDA, adjusted net income, and adjusted earnings per share ("EPS") are non-GAAP measures, which include certain adjustments to EBITDA and reported GAAP net loss and diluted EPS. In 2018, the Company made adjustments to exclude in impact of the Union Pacific Railroad Concrete Tie Settlement expense.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA is presented below (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017*	2018	2017*
	Unaudited		Unaudited
Adjusted EBITDA
Net (loss) income, as reported	$(41,152)	$78	$(31,168)	$5,361
Interest expense, net	1,341	1,921	6,154	8,070
Income tax expense	3,186	3,718	4,457	4,690
Depreciation expense	2,810	3,144	11,495	12,849
Amortization expense	1,776	1,774	7,098	6,992
Total EBITDA	$(32,039)	$10,635	$(1,964)	$37,962
Concrete Tie Settlement expense	43,400	—	43,400	—
Adjusted EBITDA	$11,361	$10,635	$41,436	$37,962

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017*	2018	2017*
Adjusted Diluted (Loss) Earnings Per Share Reconciliation
Net (loss) income, as reported	$(41,152)	$78	$(31,168)	$5,361
Concrete Tie Settlement expense	43,400	—	43,400	—
Adjusted net income	$2,248	$78	$12,232	$5,361
Average number of common shares outstanding - Diluted, as reported	10,366	10,563	10,362	10,483
Diluted (loss) earnings per common share, as reported	$(3.97)	$0.01	$(3.01)	$0.51
Average number of common shares outstanding - Diluted, as adjusted	10,480	10,563	10,479	10,483
Diluted earnings per common share, as adjusted	$0.21	$0.01	$1.17	$0.51

* The amounts for the three and twelve months ended December 31, 2017 have been adjusted to reflect the change in inventory accounting method.